Exhibit 10.26
***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”), dated on October 31, 2007, is made by and between Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California, U.S.A. 92130 (“Neurocrine”) and Dainippon Sumitomo Pharma Co., Ltd., 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan (“DSP”).
     WHEREAS, DSP is engaged in the research, development and commercialization of human pharmaceutical products;
     WHEREAS, Neurocrine is the owner or licensee of certain patent rights and know how relating to Indiplon (as defined below), a proprietary sleep hypnotic compound;
     WHEREAS, DSP and Neurocrine have agreed to collaborate, on the terms and conditions set forth herein, in the development and commercialization of Indiplon;
     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the Parties agree as follows:
ARTICLE ONE
DEFINITIONS
When used in this Agreement, each of the following terms shall have the meanings set forth in this Article One. Any terms defined elsewhere in this Agreement should be given equal weight and importance as though set forth in this Article One.
1.1	“Affiliate” shall mean a person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of, (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors or (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity. Notwithstanding the foregoing, the term “Affiliate” shall not include corporate entities in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2	“Collaboration” shall mean the collaboration between Neurocrine and DSP to Develop and Commercialize Products under the terms and conditions set forth herein.

1.3	“Commercialize” or “Commercialization” shall mean those activities relating to the commercial manufacture, marketing and sale of Products.

1.4	“Commercially Reasonable Efforts” shall mean efforts and resources commonly used in the pharmaceutical industry for a product at a similar stage with the Products in its development or product life and is of similar market

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
potential taking into account efficacy, safety, Regulatory Authorities’ approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Products and the market involved.
1.5	“Confidential Information” shall mean with respect to each Party, non-public proprietary data or information which is in whole or in part owned or Controlled by such Party and/or any of its Affiliates and/or information designated as Confidential Information of such Party hereunder.

1.6	“Control(s)” or “Controlled” shall mean with respect to Technology, the possession of the ability to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.7	“Default” shall mean with respect to a Party that (i) any representation or warranty of such Party set forth herein shall have been untrue in any material respect when made or (ii) such Party shall have failed to perform any material obligation set forth in this Agreement.

1.8	“Develop” or “Development” shall mean those activities related to the non-clinical and clinical development of Products.

1.9	“Development Program” shall mean the worldwide program of Development of the IR Product (and upon DSP’s exercise of the MR Option, the MR Product) consisting of the DSP Development Program and the Neurocrine Development Program.

1.10	“DOV Agreement” shall mean the Sublicense and Development Agreement dated June 30, 1998 by and between DOV Pharmaceutical, Inc. and Neurocrine as such agreement may be amended from time to time.

1.11	“DSP Confidential Information” shall mean Confidential Information owned or Controlled by DSP and/or any of its Affiliates or otherwise designated as DSP Confidential Information hereunder.

1.12	“DSP Development Program” shall mean the program to Develop the IR Product (and upon DSP’s exercise of the MR Option, the MR Product) in the Territory conducted by DSP with the Collaboration of Neurocrine pursuant to this Agreement.

1.13	“DSP Technology” shall mean, all Technology owned or Controlled by DSP and/or any of its Affiliates on the Effective Date and/or at any time during the term of this Agreement that (i) is necessary or useful to make, have made, use, Develop, sell, offer for sale, have sold and import Indiplon or Products and/or (ii) claims, describes or relates to the manufacture or use of Indiplon and/or Products.

1.14	“Effective Date” shall mean the date first written above.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
1.15	“FDA” shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

1.16	“Field of Use” shall mean all human therapeutic, prophylactic and diagnostic uses.

1.17	“First Commercial Sale” shall mean with respect to any Product approved for commercial sale, the first transfer by DSP, any of its Affiliates and/or its sublicensees of the Product to a Third Party in exchange for cash or some equivalent to which value can be assigned.

1.18	“Generic Products” shall mean pharmaceutical products (other than Products Developed and Commercialized by DSP pursuant to this Agreement) that contain Indiplon and can reasonably be used, or are reasonably used, for the same indication as any one or more indication(s) of Products.

1.19	“Indiplon” shall mean the nonbenzodiazepine insomnia agent compound described on Exhibit A.

1.20	“IR Product” shall mean the immediate release tablet, capsule or other formulation of Indiplon whose release profiles are proved to be equivalent thereto.

1.21	“Manufacture” or “Manufacturing” shall mean the activities required to manufacture Indiplon API (as defined in Section 6.1) or Products including, without limitation, test method development and stability testing, formulation, process development, manufacturing scale up, and quality assurance/quality control.

1.22	“MHLW” shall mean Kosei-Rodo-sho (Ministry of Health, Labour and Welfare of Japan) or successor agency thereof in Japan.

1.23	“[...***...] Differentiation Strategy” shall mean existing or future data generated in support of Neurocrine’s stated [...***...] dosing/administration of Indiplon. Such existing data supporting the [...***...] will be expanded upon as the focus of [...***...] conducted by Neurocrine and/or ROW Partner(s). The [...***...] may be conducted with Indiplon alone or with Indiplon and comparative compounds relevant to the Rest of World insomnia market including but not limited to [...***...].

1.24	“Milestones” shall mean the payments to be made by DSP to Neurocrine upon occurrence of certain events as set forth in Article Seven.

1.25	“MR Development Program” shall mean the program to Develop the MR Product in the Rest of World conducted by Neurocrine, its Affiliates, Neurocrine together with a ROW Partner, or ROW Partner, including all Development activities in the United States of America. For the avoidance of doubt, MR Development Program shall include all Development of MR Product conducted prior to the Effective Date or during the term of this Agreement.

1.26	“MR Product” shall mean the modified or extended release tablet, capsule or other formulation of Indiplon whose release profiles are proved to be equivalent thereto.
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
1.27	“MR Program Data” shall mean all data and information owned or Controlled by Neurocrine or any of its Affiliates arising out of the MR Development Program, that is (i) collected under the requirements of Good Clinical Practice, Good Laboratory Practice or Good Manufacturing Practice (as defined by Regulatory Authorities), whether or not such data and information is submitted to Regulatory Authorities in Rest of World by Neurocrine, its Affiliates or the ROW Partner and (ii) non-clinical and CMC (chemistry, manufacturing and controls) data to the extent submitted in Regulatory Filings in the Rest of World and Necessary for Regulatory Filings in the Territory.

1.28	“MR Option” shall mean the option set forth in Section 3.2(a).

1.29	“NDA” shall mean a New Drug Application filed with the FDA pursuant to 21 CFR 314.

1.30	“Net Sales” shall mean the gross invoiced amount from sales of Products in the Territory by DSP, its Affiliates or sublicensees (the “Selling Party”) to Third Parties less deductions actually allowed or specifically allocated to Products by the Selling Party using generally accepted accounting standards (GAAP) in the Territory for:
(i)	packing, handling and transportation charges, including insurance, for transporting Products;

(ii)	sales and excise taxes and duties paid or allowed by the Selling Party and any other governmental charges imposed upon the production, importation, use or sale of such Products;

(iii)	trade, quantity and cash discounts (including non-discretionary early settlement discounts) allowed on Products;

(iv)	allowances or credits to customers on account of rejection or return of Products;

(v)	allowances or credits to customers on account of retroactive price reductions affecting such Products; and

(vi)	Product rebates and Product charge backs including those granted to managed care entities and government agencies.
Sales between DSP, its Affiliates and its or their sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or sublicensees are end users but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or sublicensees.

1.31	“Neurocrine Confidential Information” shall mean Confidential Information owned or Controlled by Neurocrine and/or any of its Affiliates or otherwise designated as Neurocrine Confidential Information hereunder.

1.32	“Neurocrine Development Program” shall mean the program of Development of the IR Product (and upon DSP’s exercise of the MR Option, the MR Product) conducted by or on behalf of Neurocrine or any of its Affiliates and/or the ROW Partners prior to the Effective Date and/or at any time during the term of this Agreement.

1.33	“Neurocrine Program Data” shall mean the data and information, including the Registration Program Data, owned or Controlled by Neurocrine, or any of its Affiliates arising out of the Neurocrine Development Program, that is (i) collected under the requirements of Good Clinical Practice, Good Laboratory

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Practice or Good Manufacturing Practice (as defined by Regulatory Authorities) whether or not such data and information is submitted to Regulatory Authorities in Rest of World by Neurocrine or any of its Affiliates or the ROW Partner and (ii) non-clinical and CMC (chemistry, manufacturing and controls) data to the extent submitted in Regulatory Filings in the Rest of World. Neurocrine Program Data will include data and information owned or Controlled by Neurocrine’s ROW Partner(s) to the extent such data and information is Necessary for DSP to obtain and maintain Regulatory Approval of the IR Product (and upon exercise of the MR Option, the MR Product) in the Territory. For the purposes of this Agreement, data and information will be deemed “Necessary” for Regulatory Approval of the IR Product [...***...] in the Territory if [...***...], based on requirements and precedents with similar products. For the avoidance of any doubt, such Necessary data and information will be owned or Controlled by Neurocrine or any of its Affiliates.
1.34	“Neurocrine Patent Rights” shall mean Patent Rights owned or Controlled by Neurocrine and/or any of its Affiliates in the Territory that are applicable to Indiplon and necessary or useful to make, have made, use, develop, sell, offer for sale, have sold and import Indiplon in the Territory. Neurocrine Patent Rights shall specifically include but not be limited to the Neurocrine Patent Rights set forth on Exhibit B and all Patent Rights derived therefrom.

1.35	“Neurocrine Technology” shall mean, all Technology owned or Controlled by Neurocrine and/or any of its Affiliates in the Territory on the Effective Date and/or at any time during the term of this Agreement that (i) is necessary or useful to make, have made, use, develop, sell, offer for sale, have sold and import Indiplon or Products, (ii) is applicable to Indiplon and/or Products, and/or (iii) claims, describes or relates to the manufacture or use of Indiplon and/or Products. Neurocrine Technology shall specifically include but not be limited to the Neurocrine Patent Rights, the Regulatory Filings (to the extent owned or Controlled by Neurocrine) and the Registration Program Data. Neurocrine Technology will not include any Technology owned or Controlled by Neurocrine that is (i) royalty bearing to any Third Party other than DOV Pharmaceutical, Inc, after the Effective Date and/or (ii) not incorporated in Products in the Rest of World and/or (iii) is not required to be provided under the terms of this Agreement.

1.36	“Neurocrine Trademarks” shall mean any trademarks for Products in the Rest of World that are owned or Controlled by Neurocrine.

1.37	“Party” shall mean DSP or Neurocrine, as the case may be, and “Parties” shall mean DSP and Neurocrine.

1.38	“Patent Rights” shall mean the rights and interests in and to all issued patents and pending patent applications in any country, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation Supplementary Protection Certificates or the equivalent thereof.

1.39	“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
1.40	“Product(s)” shall mean any product containing Indiplon as an active ingredient, including the IR Product and, upon DSP’s exercise of the MR Option, the MR Product. When used herein, “Products” shall not, in the event of a combination product, include any of the active ingredients of the combination product other than Indiplon but shall include derivatives and formulations of Indiplon.

1.41	“Registration Program Data” shall mean the data and information set forth in the NDAs for IR Product filed with the FDA, including but not limited to the NDA for IR Product filed on June 12, 2007.

1.42	“Regulatory Approval” shall mean the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of Investigational Drug Applications, NDAs and equivalents, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Product(s) in a regulatory jurisdiction.

1.43	“Regulatory Authorities” shall mean FDA and the MHLW and comparable regulatory or governmental authorities.

1.44	“Regulatory Filings” shall mean, collectively, Investigational New Drug Applications, Product License Applications, Drug Master Files, NDAs and/or any other equivalent or comparable filings as may be required by Regulatory Authorities to obtain Regulatory Approvals.

1.45	“Rest of World” shall mean all countries of the world outside the Territory.

1.46	“ROW Partner(s)” shall mean one or more Third Party Development and Commercialization partners selected by Neurocrine for the Rest of World.

1.47	“Royalties” shall mean those royalties payable by DSP to Neurocrine pursuant to Article Seven of this Agreement.

1.48	“Safety Data” shall mean data with respect to any adverse drug experience (as defined in 21 CFR 314.80) and serious adverse drug experience (as defined in 21 CFR 314.80 or 312.32) as such information is reportable to Regulatory Authorities. Safety Data shall also include “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions”, as these terms are expanded on and defined in the ICH Harmonized Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.49	“Sleep Maintenance Indication” shall mean FDA approval of an NDA for MR Product with an indication statement that reflects effective use for sleep maintenance or similar verbiage.

1.50	“Steering Committee” shall have the meaning set forth in Article Four hereof.

1.51	“Technology” shall mean proprietary data, information and all intellectual property, including but not limited to, trade secrets, know-how, inventions and technology, whether patentable or not, and Patent Rights directed to products,

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
processes, formulations and/or methods but which term shall specifically exclude copyright and all unregistered trademarks.

1.52	“Territory” shall mean Japan.

1.53	“Third Party(ies)” shall mean any Person other than Neurocrine, DSP and their respective Affiliates.

1.54	“Third Party Royalties” shall mean payments, based on Net Sales of Products by DSP, its Affiliates or sublicensees, to Third Parties to make, have made, use sell, offer for sale or import Indiplon in the Territory where the payments are based on Patent Rights owned or Controlled by such Third Party in the Territory.

1.55	“Valid Claim” shall mean a claim of an issued and unexpired and unabandoned patent or a pending claim of a pending patent application and which has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been admitted to be invalid or unenforceable through re-examination or disclaimer or otherwise.
ARTICLE TWO
REPRESENTATIONS AND WARRANTIES
2.1	Neurocrine Representations and Warranties. Neurocrine represents and warrants:
     (a) Corporate Power. Neurocrine is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
     (b) Due Authorization. Neurocrine is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Neurocrine’s behalf has been duly authorized to do so by all requisite corporate action.
     (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Neurocrine and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Neurocrine does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental or administrative body or agency having jurisdiction over it.
     (d) Validity. Neurocrine is aware of no action, suit or inquiry or investigation instituted by any federal, state, local or country governmental agency which questions or threatens the validity of this Agreement.
     (e) Patent. As of the Effective Date, Neurocrine has not received any notice of infringement or any written communication relating in any way to the possible infringement of any Third Party’s patent by the activities of the Parties contemplated by this Agreement. As of the Effective Date, Neurocrine is not aware of any Third Party’s patent or patent application that would be infringed by the activities of the Parties contemplated by this Agreement or by DSP’s exercise of the licenses granted by

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Neurocrine other than that which has already been disclosed to DSP. Neurocrine is aware of no action, suit or inquiry or investigation instituted or threatened by any Person that questions or threatens the validity of, or Neurocrine’s rights to, any Neurocrine Technology.
     (f) DOV Agreement. To the extent any rights, licenses, consents or approvals must be obtained from DOV Pharmaceutical, Inc. or in accordance with the DOV Agreement in order for either (or both) of the Parties to perform its (or their) obligations hereunder or to Develop and Commercialize the Products as contemplated hereunder, or in order for DSP to fully exercise its rights under this Agreement, Neurocrine possesses and has obtained for itself and for DSP (and DSP’s Affiliates and sublicensees, as applicable) all such rights, licenses, consents and approvals. The DOV Agreement does not include or impose any restrictions, obligations, conditions or payments applicable to DSP or its activities or rights hereunder other than those expressly incorporated in this Agreement.
2.2	DSP Representations and Warranties. DSP represents and warrants:
     (a) Corporate Power. DSP is duly organized and validly existing under the laws of Japan and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
     (b) Due Authorization. DSP is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on DSP’s behalf has been duly authorized to do so by all requisite corporate action.
     (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon DSP and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by DSP does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental or administrative body or agency having jurisdiction over it.
     (d) Validity. As of the Effective Date, DSP is aware of no action, suit or inquiry or investigation instituted by any federal, state, local or country governmental agency which questions or threatens the validity of this Agreement.
2.3 Covenants.
     (a) Neurocrine. Neurocrine recognizes that the Neurocrine Program Data may be indispensable for DSP to obtain the Regulatory Approval for the IR Product in the Territory. Based upon such recognition, Neurocrine shall make available to DSP [...***...]. Neurocrine shall make the Neurocrine Program Data available to DSP in a timely manner if DSP determines and represents to Neurocrine in good faith that such data is reasonably necessary for DSP to obtain and maintain Regulatory Approval for the IR Product in the Territory. In addition, notwithstanding Section 3.2, Neurocrine shall provide DSP with the MR Program Data in a timely manner to the extent that DSP determines and represents to Neurocrine in good faith that such data is reasonably necessary for DSP to obtain and maintain the Regulatory Approval for the IR Product in the Territory. Unless and until DSP exercises the MR Option pursuant to Section 3.2, DSP shall use such MR Program Data for the sole purpose of obtaining and maintaining the Regulatory Approval for the IR Product in the Territory. [...***...].

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
     (b) DSP. DSP shall use Commercially Reasonable Efforts to Develop and Commercialize Products in the Territory.
     (c) Neurocrine covenants to keep the DOV Agreement in full force and effect except where the failure to do so will not have any material adverse effect on the ability of DSP to Develop and Commercialize Indiplon or Products in the Territory. DSP covenants to assist and co-operate with Neurocrine in meeting the obligations under the DOV Agreement in so far as they relate to the Territory.
2.4 Invention Assignment Agreements. All Neurocrine and DSP personnel conducting the Development Program shall have executed Neurocrine’s or DSP’s, as the case may be, standard non-disclosure and invention assignment agreement.
2.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATERIALS OR MATTERS WHATSOEVER, INCLUDING WITHOUT LIMITATION NEUROCRINE TECHNOLOGY AND DSP TECHNOLOGY.
ARTICLE THREE
LICENSES
3.1 License Grant to DSP. Neurocrine hereby grants to DSP the sole and exclusive (even as to Neurocrine) right and license, with the right to sublicense, under the Neurocrine Technology to (i) identify, make, have made, use, develop, sell, offer for sale, have sold and import Products in the Field of Use in the Territory and (ii) make, have made, use, sell, offer for sale, have sold and import Indiplon in bulk, active ingredient form in the Territory in connection with exercising its rights and licenses and its rights to sublicense under this Section 3.1.
3.2 MR Option. Neurocrine grants to DSP an exclusive option (the “MR Option”) to obtain exclusive (even as to Neurocrine) right and license, with the right to sublicense, under the MR Program Data to (i) identify, make, have made, use, develop, sell, offer for sale, have sold and import MR Product in the Field of Use in the Territory and (ii) make, have made, use, sell, offer for sale, have sold and import Indiplon in bulk, active ingredient form in the Territory in connection with exercising its rights and licenses and its rights to sublicense under this Section 3.2. The MR Option may be exercised at any time after [...***...] and prior to [...***...] on the terms and conditions set forth in Section 7.3.
3.3	Neurocrine Trademarks.
     (a) Promptly after the Neurocrine Trademarks which will be used for any of the Products in any country of the Rest of World are determined, Neurocrine shall notify DSP in writing of such Neurocrine Trademarks. DSP may at any time and at its own discretion determine the trademark which will be used for the IR Product in the Territory, and shall have the right, but no obligation, to use such Neurocrine Trademarks for the IR Product in the Territory.
     (b) Grant. In the event that DSP determines to use the Neurocrine Trademarks under Section 3.3(a), Neurocrine grants to DSP the exclusive license and right, free of
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
charge, to use the Neurocrine Trademarks solely and exclusively for the purpose of Commercialization of Products in the Territory in accordance with this Agreement and shall register the DSP’s license of the Neurocrine Trademark at the Japan Patent Office pursuant to Section 9.6. Neurocrine shall make its best effort to obtain and maintain the registration of the Neurocrine Trademark in the Territory.
     (c) In the event DSP elects to use the Neurocrine Trademarks for Products in the Territory, DSP shall be responsible for the direct payment of, or reimbursement to Neurocrine of, the Neurocrine expenses for registering and maintaining the Neurocrine Trademarks in the Territory incurred after Neurocrine registers the DSP’s license of the Neurocrine Trademark at the Japan Patent Office, and all the other expenses relating to the Neurocrine Trademark shall be borne by Neurocrine unless otherwise provided for in this Agreement.
     (d) In the event DSP does not elect to use the Neurocrine Trademarks for Products in the Territory, all trademarks associated with Products in the Territory shall be selected and owned by DSP and maintained at DSP’s expense.
3.4 License Grant to Neurocrine. DSP hereby grants to Neurocrine the sole and exclusive (even as to DSP) right and license, with the right to sublicense, under the DSP Technology solely and exclusively to identify, make, have made, use, develop, sell, offer for sale, have sold and import Indiplon or Products in the Field of Use in the Rest of World. Notwithstanding the foregoing, DSP shall have no obligation to grant to Neurocrine any right and/or license under the DSP Technology to make, use or sell Products incorporating DSP’s proprietary [...***...] (but will provide Neurocrine with any data or information on the DSP Technology as it is applied to [...***...]) but DSP may grant a royalty-bearing license for such DSP Technology to Neurocrine on the terms and conditions mutually agreed upon between the Parties.
3.5	Sublicenses; CROs; Contract Manufacturers. DSP shall have the right to
     (a) grant sublicenses to Neurocrine Technology in the Territory, and
     (b) retain, and in connection therewith, delegate authority to contract research organizations for purposes of conducting certain non-clinical and clinical studies in and/or outside the Territory under DSP Development Program for the sole purpose of obtaining Regulatory Approval in the Territory,
     (c) subject to Section 6.6, retain contract manufacturers to Manufacture Indiplon API and/or Products in and/or outside the Territory solely for the purpose of Development and Commercialization in the Territory, and
     (d) delegate DSP’s other rights and/or obligations hereunder in whole or in part to DSP’s Affiliates, sublicensees and/or DSP’s designees (“Designees”), provided however, that DSP shall remain responsible for the full and complete performance of all applicable DSP’s rights and obligations hereunder. DSP shall provide Neurocrine with full and complete copies (provided the numbers associated with financial terms may be redacted) of all sublicense agreements between DSP and Third Parties in which rights to or sublicenses of the Neurocrine Technology are granted by DSP.
3.6 Regulatory Filings. As promptly as practicable after the Effective Date, Neurocrine shall make available to DSP all Neurocrine Program Data [...***...] and copies of the Regulatory Filings with respect to the IR Product. As promptly as
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
practicable after the exercise of the MR Option by DSP, Neurocrine shall make available to DSP all MR Program Data and Regulatory Filings with respect to the MR Product, existing on the exercise date, subject to Section 3.2.
3.7	Right of Inspection and Right of Reference.
     (a) Inspection. Neurocrine hereby grants to DSP a right of inspection to prepare for and related to a request for inspection by the MHLW (and a right to have inspection conducted by the MHLW) to the Regulatory Filings of IR Product by Neurocrine and held in Neurocrine’s name in Rest of World, to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory. Neurocrine shall, to the extent Neurocrine has the right and authority, grant to DSP a right of inspection to Regulatory Filings of IR Product by the ROW Partner(s) or held in the ROW Partner(s) name in the Rest of World to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory. In addition, notwithstanding Section 3.2, Neurocrine hereby grants to DSP a right of inspection to prepare for and related to a request for inspection by the MHLW (and a right to have inspection conducted by the MHLW) to the Regulatory Filings of MR Product by Neurocrine and held in Neurocrine’s name in the Rest of World to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory and Neurocrine shall, to the extent Neurocrine has the right and authority, grant to DSP a right of inspection to Regulatory Filings of MR Product by the ROW Partner(s) or held in the ROW Partner(s) name in the Rest of World to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory. Unless and until DSP exercises the MR Option pursuant to Section 3.2, DSP shall use such right of inspection to Regulatory Filings of MR Product for the sole purpose of obtaining and maintaining the Regulatory Approval for the IR Product in the Territory. Upon DSP’s exercise of the MR Option, Neurocrine shall grant to DSP a right of inspection to prepare for and related to a request for inspection by the MHLW (and a right to have inspection conducted by the MHLW) to the Regulatory Filings with respect to the MR Product filed by Neurocrine and held in Neurocrine’s name in the Rest of World, and, to the extent Neurocrine has the right and authority, grant to DSP a right of inspection to Regulatory Filings of MR Product by the ROW Partner(s) and held in the ROW Partner(s) in the Rest of World to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory. DSP shall give Neurocrine prompt notice of any such inspections and allow representatives of Neurocrine to be present during any such inspections. To the extent Neurocrine does not have the right or authority to grant to DSP a right of inspection with respect to any Regulatory Filings by the ROW Partner(s), [...***...].
     (b) Reference. Neurocrine hereby grants to DSP a right of reference to the IND(s) and NDA(s) filed on the IR Product in the Rest of World by Neurocrine and held in Neurocrine’s name to the extent required for DSP to obtain and maintain Regulatory Approval for the IR Product in the Territory. Neurocrine will, to the extent Neurocrine has the right and authority, grant to DSP a right of reference to the IND(s) and NDA(s) filed on the IR Product in the Rest of World by the ROW Partner and held in the ROW Partner(s) name to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory. In addition, notwithstanding Section 3.2, Neurocrine hereby grants to DSP a right of reference to the IND(s) and NDA(s) filed on the MR Product in the Rest of World by Neurocrine and held in Neurocrine’s name to the extent required for DSP to obtain and maintain Regulatory Approval for the IR Product in the Territory and shall, to the extent Neurocrine has the right and authority, grant to DSP a right of reference to Regulatory Filings of MR Product by the ROW Partner(s) and held in the ROW Partner(s) name in the Rest of World to the extent required for DSP to obtain and maintain Regulatory Approval for the IR Product in the Territory. Unless and until DSP exercises the MR Option pursuant to Section 3.2, DSP
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
shall use such MR Program Data for the sole purpose of obtaining and maintaining the Regulatory Approval for the IR Product in the Territory. Similarly, upon DSP’s exercise of the MR Option, Neurocrine shall grant to DSP a right of reference to the IND(s) and NDA(s) filed on MR Product in the Rest of World by Neurocrine and held in Neurocrine’s name and Neurocrine will, to the extent Neurocrine has the right and authority, grant to DSP a right of reference to the IND(s) and NDA(s) filed on the MR Product in the Rest of World by the ROW Partner and held in the ROW Partner(s) name to the extent required for DSP to obtain and maintain Regulatory Approval in the Territory. To the extent Neurocrine does not have the right or authority to grant to DSP a right of reference with respect to any Regulatory Filings by the ROW Partner(s), [...***...].
     (c) Safety Data of Indiplon. Neurocrine hereby grants to DSP a right of reference to all Safety Data of Indiplon including the Safety Data of the Neurocrine Program Data. Neurocrine further commits that the ROW Partner(s) will grant to DSP a right of reference to all Safety Data of Indiplon arising out of the Neurocrine Development Program.
     (d) Other Data. Neurocrine grants to DSP the right to use the Registration Program Data to Develop and Commercialize Products in the Territory, In addition, Neurocrine grants to DSP the right to use Neurocrine Program Data other than the Registration Program Data and, to the extent Neurocrine has the right and authority, a right to use the Neurocrine Program Data developed by the ROW Partner(s) with a right to inspect any Regulatory Filings by the ROW Partner(s) included in Neurocrine Program Data, in each case without further charge to the extent DSP represents to Neurocrine in good faith that such data is reasonably necessary for DSP to obtain and maintain Regulatory Approval for the IR Product (and upon exercise of the MR Option, the MR Product) in the Territory. To the extent Neurocrine does not have the right or authority to grant to DSP a right to use any data arising from Neurocrine Development Program, [...***...] data in their respective territories to the extent [...***...] in their respective territories [...***...]
     (e) Pharmacovigilance Agreement. At such time as DSP initiates Development in the Territory, the pharmacovigilance departments of the Parties shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with Products worldwide. This approach shall be documented in a separate drug safety exchange agreement. In the event Neurocrine has selected one or more ROW Partners, the terms and conditions of any drug safety exchange agreement shall be subject to the reasonable comments of the ROW Partners and mutual agreement of DSP, Neurocrine and the ROW Partners, and shall not include any monetary consideration.
ARTICLE FOUR
STEERING COMMITTEE
4.1 Creation; Mission. Within sixty (60) days after the Effective Date, Neurocrine and DSP shall form a steering committee (the “Steering Committee”) to oversee the Development in the Territory. The Steering Committee shall, subject to Section 4.4, have the following responsibilities: (i) to discuss policies for the Development in the Territory and the Rest of World, (ii) to coordinate activities of Development in the Territory with activities of Development in Rest of World, (iii) to review and monitor the annual plans of Development for the Territory including review of non-clinical and clinical study protocols, (iv) to coordinate data exchange and preparation of Regulatory
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Filings including right of inspection of data which will be used for Regulatory Filings in the Territory, (v) to formulate a plan consistent with the Rest of World plan for reporting to one another and Regulatory Authorities, Safety Data reported or arising in the Development and (vi) to decide such other activities which the Parties agree to consign to the Steering Committee.
4.2 Secretary. A secretary to the Steering Committee shall be appointed on an annual basis and shall rotate between those designated by DSP and Neurocrine, with DSP providing the first such secretary. The secretary shall be responsible for scheduling semi-annual meetings, distributing meeting materials in advance of meetings and meeting minutes following meetings. The secretary shall also be empowered to call special meetings on request of any Steering Committee member and the secretary shall not unreasonably withhold or delay consent to call such a meeting upon request. The Party whose designated Steering Committee member requested such special meeting shall send notices and agenda for such meetings to the other Party and to each Steering Committee member.
4.3 Meetings. The Steering Committee shall meet no less frequently than every six (6) months. Steering Committee meetings may be by teleconference or by videoconference as well as in person, with at least one face-to-face meeting per annum, timing of which shall be decided by mutual agreement of the Parties. Each Party shall be responsible for expenses incurred by its designated members of the Steering Committee incurred in attending or otherwise participating in Steering Committee meetings. The location for face-to-face meetings shall alternate between Japan and California, unless otherwise agreed by the Parties.
4.4 Members and Decisions of the Steering Committee. All decisions of the Steering Committee shall be made in good faith and shall be unanimous. The Steering Committee shall consist of at least three (3) members from each of Neurocrine and DSP (with Neurocrine and DSP having equal representation). If the required vote for decision cannot be obtained (i.e., if all members of the Steering Committee cannot unanimously agree on a decision on such matter), the undecided matter (each an “Undecided Matter”) shall be submitted to the Chief Executive Officer of Neurocrine and Executive Director, Drug Development Division or other representative of DSP of the same or higher level for resolution. In the event the Undecided Matter is, [...***...], the Neurocrine Chief Executive Officer and the DSP Executive Director, Drug Development Division or other representative of the same or higher level shall discuss in good faith a resolution of the matter [...***...] shall be entitled to make the final decision; provided that, such decision shall be made in good faith; and provided further that, such decision shall not [...***...] and such decision shall not [...***...] under this Agreement. In the event the Undecided Matter is, in the reasonable opinion of the Chief Executive Officer of Neurocrine, [...***...], the Neurocrine Chief Executive Officer and the DSP Executive Director, Drug Development Division or other representative of the same or higher level shall discuss in good faith a resolution of the matter that addresses both [...***...] shall be entitled to make the final decision; provided that, such decision shall be made in good faith in the best interests of Development and Commercialization in the Territory. The Parties agree that matters relating to [...***...]. Notwithstanding the foregoing, in the event the Undecided Matter concerns [...***...] shall be entitled to make the final decision regarding the matter.
4.5 Reporting and Disclosure.
     (a) Prior to each regularly scheduled meeting of the Steering Committee, the Parties shall distribute to each other written copies of all materials intended to be
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
submitted at the Steering Committee meeting plus, to the extent not set forth in the Steering Committee materials, a written report outlining material data and information arising out of each Party’s Development activities. Within sixty (60) days after the internal review board of DSP approves the non-clinical and clinical protocols, DSP shall provide Neurocrine with English language copies of synopses/summaries of all protocols for Product non-clinical and clinical studies and upon further request of Neurocrine, DSP shall provide to Neurocrine an English translation of the full protocols for those non-clinical and clinical protocols specified by Neurocrine. The cost of the English translation of the full protocols shall be equally shared by the Parties.
     (b) In the event that after receipt of any such materials or report, either Party shall reasonably request additional data or information relating to any Neurocrine Program Data, DSP Data (as defined in Section 5.2(c)) or Technology licensed hereunder, the Party to whom such request is made shall promptly provide to the other Party such data or information.
     (c) In addition to the Steering Committee materials and reports, (i) in the event of any material development under the Neurocrine Development Program, Neurocrine shall notify DSP of such event and promptly provide DSP with such information regarding the event as is reasonably available to Neurocrine and (ii) in the event of any material development under the DSP Development Program, DSP shall notify Neurocrine of such event and promptly provide Neurocrine with such information regarding the event as is reasonably available to DSP.
     (d) Neurocrine shall report to DSP the status of the Neurocrine Development Program at each meeting of the Steering Committee. Neurocrine will provide informal summary reports on the status of the Neurocrine Development Program at such other times as DSP shall reasonably request.
ARTICLE FIVE
DEVELOPMENT AND COMMERCIALIZATION
5.1 Development Program. The Development Program shall consist of the Neurocrine Development Program and the DSP Development Program. It is the intention of the Parties that the Neurocrine Development Program existing as of the Effective Date shall provide the foundation for the DSP Development Program and that the DSP Development Program shall consist of those additional activities required for Regulatory Approval for Products in the Territory and such other activities as the Steering Committee deems useful and appropriate to achieve maximum Product value in the Territory. The Neurocrine Development Program and DSP Development Program shall be conducted to complement one another and in the event of conflict, shall be resolved in the best interest of worldwide Product development and value, provided that the resolution shall not negatively affect DSP’s rights and obligations under this Agreement.
5.2	DSP Development Program.
     (a) Conduct. DSP (or its Affiliates, sublicensees or Designees) shall conduct the DSP Development Program according to a development plan prepared and finally determined by DSP and discussed by the Steering Committee (the “Development Plan”), provided that DSP shall not make any material modifications to the Development Plan without first presenting to the Steering Committee for discussion. The implementation of the Development Plan shall be reviewed and coordinated by the

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Steering Committee. The Development Plan shall be detailed and include non-clinical and clinical trials and protocols as they are developed and as indicated herein. DSP will have final decision making authority with respect to the Development Plan provided however that all decisions with respect to the Development Plan will take into consideration the perspectives and opinions of each Party and will in good faith consider the impact of such decisions in Rest of World.
     (b) Funding. DSP shall fund the Development in the Territory.
     (c) Data. DSP shall provide to Neurocrine, all data generated in the conduct of DSP Development Program (“DSP Data”). To the extent the DSP Data is Safety Data or DSP Data Necessary for the ROW Partners to obtain and maintain Regulatory Approval, Neurocrine and its ROW Partner, if any, shall have the exclusive right to use the DSP Data for Development and Commercialization in the Rest of World. To the extent the DSP Data is data other than Safety Data or DSP Data Necessary for the ROW Partners to obtain and maintain Regulatory Approval, DSP will provide to Neurocrine the exclusive right to use the DSP Data for Development and Commercialization in the Rest of World. Neurocrine will have the right to sublicense the DSP Data (other than Safety Data or DSP Data Necessary for the ROW Partners to obtain and maintain Regulatory Approval) to any ROW Partner [...***...] the data arising from Neurocrine Development Program in the Territory. Neurocrine will use best reasonable efforts to [...***...].
     (d) Neurocrine Assistance. DSP may request that Neurocrine conduct certain Development activities on DSP’s behalf for the Territory. If Neurocrine agrees to conduct such activities on DSP’s behalf, DSP shall reimburse Neurocrine for all (i) external pass through costs and (ii) Neurocrine internal costs at a rate of [...***...] per Neurocrine FTE devoted to such activities provided that Neurocrine shall obtain DSP’s prior written agreement on such external and internal costs.
5.3 Commercialization of Products. DSP shall Commercialize Products in the Territory according to a marketing plan prepared and finally determined by DSP and these activities shall be reviewed by Neurocrine subject to DSP’s final decision. DSP shall use Commercially Reasonable Efforts to Commercialize Products in the Territory. Neurocrine will be supportive of DSP Commercialization activities in order to maximize Product sales in the Territory.
ARTICLE SIX
MANUFACTURING
6.1 Non-clinical Supply. Neurocrine shall provide to DSP [...***...] of Indiplon Active Pharmaceutical Ingredient (“API”) for use in [...***...]. For avoidance of doubt, this API will be used in [...***...] and not in [...***...]. Additional quantity of Indiplon API for use in conducting [...***...] on Indiplon shall be provided by Neurocrine to DSP at a cost of [...***...]. Payment of the price of the Indiplon API shall be made in US Dollars by telegraphic transfer to a bank account designated by Neurocrine, within forty-five (45) days after the date of receipt of the Indiplon API by DSP. Such study plans and outlines shall be attached hereto as Exhibit C.
6.2	Clinical Supply.
     (a) On DSP’s request, Neurocrine shall provide DSP with DSP’s requirements for (i) Indiplon API, (ii) [...***...] IR Product [...***...] and (iii) [...***...] IR
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Product [...***...] (collectively, “Clinical Drug Product”) for use by DSP in clinical studies in and outside the Territory under DSP Development Program at a cost [...***...]. Payment of the price of the Clinical Drug Product shall be made in US Dollars by telegraphic transfer to a bank account designated by Neurocrine, within forty-five (45) days after the date of receipt of the Clinical Drug Product by DSP.
     (b) As soon as practicable after the Effective Date, DSP will provide Neurocrine with non-binding forecast of DSP’s purchase orders for Clinical Drug Product which may be placed for the initial [...***...], and thereafter, DSP will provide Neurocrine with non-binding forecast of DSP’s purchase order for Clinical Drug Product [...***...]. The purchase orders for Clinical Drug Product shall be placed to allow no less than [...***...] lead time prior to the shipment dates specified in the said purchase orders, and Neurocrine will use best reasonable efforts to comply with the purchase orders provided however that in the event Neurocrine does not have sufficient stock of Clinical Drug Product, the lead time for the Clinical Drug Product shall be determined by mutual agreement of Neurocrine and DSP through good faith discussions. The purchase orders for the Clinical Drug Product shall be in any event non-cancelable. The risk of loss and damage for, and the title in, Clinical Drug Product supplied hereunder shall pass to DSP upon delivery of the Clinical Drug Product to the carrier designated by DSP. Shipment shall be FCA an international airport or port designated by Neurocrine as defined in INCOTERMS 2000 as amended.
     (c) Neurocrine through its contract manufacturers shall manufacture Clinical Drug Product in compliance with any and all applicable laws and regulations and in accordance with such appropriate quality, specifications and test methods, formula and manufacturing process as specified by mutual agreement of Neurocrine and DSP, which may not be changed by Neurocrine without prior written consent of DSP, except as may be required by any Regulatory Authorities. DSP shall not use Clinical Drug Product which to DSP’s knowledge does not meet the then-prevailing quality, specifications and test methods, formula and manufacturing process.
     (d) DSP shall carry out quality testing to confirm that the Clinical Drug Product conforms to the specifications and shall use the testing method specified by mutual agreement of Neurocrine and DSP. In case that any quantity of Clinical Drug Product supplied by Neurocrine hereunder does not, at the time of delivery, conform to the then-prevailing specifications, Neurocrine shall at its own cost replace such quantity of the Clinical Drug Product with material of the quality specified in such specifications, and DSP shall at Neurocrine’s option and expense return to Neurocrine or dispose of such quantity of the Clinical Drug Product which failed to meet such specifications; provided, however, that DSP shall have notified Neurocrine, within forty-five (45) days from receipt of the said Clinical Drug Product of the failure of such quantity to meet the specifications and in any event before DSP has utilized the Clinical Drug Product for any purpose. In case that DSP notifies Neurocrine within the forty-five (45)-day period that the Clinical Drug Product does not conform to the specifications, Neurocrine may have the relevant Clinical Drug Product tested by an appropriate independent institute acceptable to DSP in order to determine finally whether or not the Clinical Drug Product conforms to the specifications. The results of such test carried out by the institute shall be binding upon the Parties. The expense of the test shall be borne by Neurocrine, except that DSP shall bear the expense if the result of the test indicates that the relevant Clinical Drug Product conforms to the specifications. ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE SPECIFICALLY DISCLAIMED BY NEUROCRINE AND EXCLUDED FROM THE TERMS OF SALE OF THE CLINICAL DRUG PRODUCT.
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
     (e) Unless otherwise agreed upon between the Parties, DSP shall use the Clinical Drug Product supplied under this Section 6.2 for the sole purpose of Development and testing, including formulation studies of Indiplon and Products.
     (f) DSP may at any time elect to manufacture Clinical Drug Product provided such election will not terminate any purchase orders for Clinical Drug Product submitted by DSP to Neurocrine prior to notice of such election. Neurocrine may elect to terminate the commitment to provide Clinical Drug Product hereunder as set forth in Section 6.5.
6.3 Commercial Supply of API. At DSP’s request, Neurocrine, through its contract manufacturers, shall manufacture and supply DSP’s requirements for bulk Indiplon API for Commercialization at a transfer price equal to [...***...]. Notwithstanding the foregoing, DSP shall assume responsibility for manufacture and supply of DSP’s requirements for bulk Indiplon API, (a) upon mutual agreement of the Parties, or (b) in the event that DSP elects to Manufacture bulk Indiplon API for Commercialization and provides Neurocrine with one (1) year prior written notice, or (c) in the event it is not feasible (whether for commercial, financial, logistic or technical reasons) for Neurocrine to supply DSP’s requirements or (d) in the event that Neurocrine is no longer engaged in the manufacture of Indiplon API or (e) in the event Regulatory Authorities in the Territory impose specifications on bulk Indiplon API that are materially different than those in Rest of World, provided that in the event of (c) or (d), Neurocrine shall notify DSP of the circumstances as soon as possible, and provided further that in the event of (e), Neurocrine shall use Commercially Reasonable Efforts to manufacture and supply the bulk Indiplon API conforming to the specifications required by the Regulatory Authorities in the Territory, and Neurocrine may be released from the responsibility for manufacture and supply of DSP’s requirements for bulk Indiplon API if, notwithstanding Neurocrine’s Commercially Reasonable Efforts, Neurocrine reasonably determines that manufacture and supply of such requirements is not practicable for technical and/or economic reason. Neurocrine’s commitment to supply bulk Indiplon API for Commercialization may be terminated pursuant to Section 6.5.
6.4 Manufacturing Agreement/Quality Agreement for Commercial Supply. Neurocrine, through its contract manufacturers, shall manufacture bulk Indiplon API for Commercialization in compliance with any and all applicable laws and regulations and in accordance with such appropriate quality, specifications and test methods, formula and manufacturing process as specified by mutual agreement of Neurocrine and DSP, which may not be changed by Neurocrine without prior written consent of DSP, except as may be required by any Regulatory Authorities. DSP shall not use bulk Indiplon API which to DSP’s knowledge does not meet the then-prevailing quality, specifications and test methods, formula and manufacturing process. Upon DSP’s request that Neurocrine supply DSP with bulk Indiplon API hereunder, the Parties shall negotiate and enter into a manufacturing agreement setting forth procedures pursuant to which DSP’s requirements can be forecasted and ordered consistent with Neurocrine’s manufacturing arrangements then in place as well as any other Neurocrine contractual obligations and addressing such issues as quality assurance, specifications, insurance, delivery and recall. In addition, the Parties shall negotiate in good faith and enter into a quality agreement specifying in detail the responsibilities of the Parties.
6.5 Termination of Supply. In the event Neurocrine elects to terminate the commitment to supply Clinical Drug Product or bulk Indiplon API for Commercialization pursuant to Sections 6.2 and 6.3 or DSP elects to Manufacture the Clinical Drug Product or bulk Indiplon API for Commercialization pursuant to Section 6.3, Neurocrine and DSP will in good faith prepare and agree on a schedule and plan
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
pursuant to which DSP (directly or through contract manufacturers) can assume manufacturing responsibility at the first reasonable opportunity taking into consideration the avoidance of adverse impact such as delay of development schedule to the DSP Development Program. Neurocrine shall use best reasonable efforts to assist DSP in negotiating contracts with Neurocrine’s contract manufacturers with the goal of achieving terms and conditions as favorable to DSP as those Neurocrine has negotiated on its own behalf. Notwithstanding Neurocrine’s efforts in this regard, DSP acknowledges that manufacturing and supply terms are dependant upon a number of factors including number of products, volume and the like and there can be no assurance that contracts with Neurocrine’s contract manufacturers shall be available to DSP on terms equivalent to those provided to Neurocrine or at all.
6.6 Contract Manufacturers Outside the Territory. In the event Neurocrine elects to terminate the commitment to supply bulk Indiplon API pursuant to Section 6.3, Neurocrine shall grant to DSP the non-exclusive right to have Indiplon API Manufactured outside the Territory for the sole and exclusive purpose of Development and Commercialization inside the Territory.
6.7 Technology Transfer. Upon election by Neurocrine pursuant to Section 6.2 and/or 6.3 to terminate the commitment to supply Clinical Drug Product or bulk Indiplon API for Commercialization or upon election by DSP to Manufacture Clinical Drug Product or bulk Indiplon API for Commercialization, Neurocrine shall disclose to DSP all relevant Neurocrine manufacturing technology for Indiplon API and/or Products (“Manufacturing Technology”). Neurocrine shall facilitate the transfer of the Manufacturing Technology from Neurocrine’s contract manufacturers to DSP and/or its contract manufacturers and the expenses reasonably incurred for the assistance shall be borne by DSP. During the term of this Agreement, Neurocrine shall remain available to answer technology transfer questions relating to the Manufacturing Technology. In the event DSP should require any additional technical assistance, Neurocrine shall provide such assistance at DSP’s expense to the extent it has personnel available. Neurocrine makes no warranty, express or implied, with respect to the Neurocrine technical assistance.
6.8 Information on Manufacture. To the extent Neurocrine supplies Clinical Drug Product or bulk Indiplon API for Commercialization under this Agreement, Neurocrine shall make available to DSP all information on Manufacture of Clinical Drug Product, bulk Indiplon API and/or Product to enable DSP to maintain or obtain the Regulatory Filings and/or the Regulatory Approval in the Territory.
6.9 Inspection of Manufacturing Facilities. In the event that during the period of Neurocrine’s supply of Clinical Drug Product or bulk Indiplon API hereunder, the Regulatory Authorities in the Territory requests inspection of Neurocrine’s (or its contract manufacturers’) facilities, premises and operation relating to the Clinical Drug Product or bulk Indiplon API supplied by Neurocrine hereunder and such inspection is reasonably required to obtain and maintain the Regulatory Approval, Neurocrine shall receive such inspection. Neurocrine shall cooperate with DSP in the preparation of the inspection to the extent possible. Additionally, DSP may, upon reasonable notice to Neurocrine, have person(s) appointed by DSP visit the manufacturing facilities, premises and operation of Neurocrine and/or its contract manufacturers relating to manufacture of the Clinical Drug Product or bulk Indiplon API during normal business hours to observe and assure the quality of the Clinical Drug Product or bulk Indiplon API. Such visit shall not be more than once in any calendar year, unless otherwise agreed upon between the Parties, and shall be conducted on dates mutually agreed upon by the Parties. DSP shall bear traveling, sojourn and other expenses incurred for such DSP’s visit.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
ARTICLE SEVEN
FEES, ROYALTIES AND MILESTONES
7.1 License Fees. In consideration of the rights and license granted hereunder, within thirty (30) days of the Effective Date, DSP shall pay to Neurocrine a license fee equal to twenty million United States dollars (US$20,000,000).
7.2	Royalties.
(a) In consideration of [...***...], or if pursued by DSP, [...***...] in the Territory by the MHLW, the following Royalty scheme has been established to provide for the specific scenario case in which a Regulatory Approval for Indiplon is achieved in the Territory [...***...]. Until the end of the first Fiscal Year in which the Net Sales of Product exceeds [...***...] Yen, DSP shall pay to Neurocrine a Royalty of Net Sales of Product as set forth below. For the purpose of this Agreement, the term “Fiscal Year” shall mean a fiscal year of DSP commencing on April 1 of a calendar year and ending on March 31 of the following calendar year:
  For that portion of:
  Net Sales less than [...***...] Yen                      [...***...]%
  Net Sales greater than or equal to [...***...] Yen and less than [...***...] Yen [...***...]%
  Net Sales greater than [...***...] Yen and less than [...***...] Yen [...***...]%
  Net Sales greater than or equal to [...***...] Yen                      [...***...]%
     (b) After the first Fiscal Year in which the Net Sales of Product exceeds [...***...] Yen, DSP shall pay to Neurocrine a Royalty of Net Sales of Product as set forth below:
  For that portion of:
  Net Sales less than [...***...] Yen                      [...***...]%
  Net Sales greater than or equal to [...***...] Yen and less than [...***...] Yen [...***...]%
  Net Sales greater than or equal to [...***...] Yen                      [...***...]%
7.3 Option. DSP shall pay to Neurocrine a license fee equal to [...***...] within thirty (30) days of DSP’s exercise of the MR Option. For the avoidance of any doubt, upon exercise of the MR Option, the Royalty rate set forth in Section 7.2(a) and (b) shall apply to total Net Sales of the Products (IR Product and MR Product) and the Parties shall in good faith negotiate appropriate milestone and bonus payments with respect to MR Product provided that any such agreed milestone and bonus payments shall not be less favorable to Neurocrine (both with respect to timing and amounts) than those set forth in Section 7.7 with respect to IR Product.
7.4 Generic Competition. Generic Competition shall exist during a given Fiscal Quarter in the Territory if, during such Fiscal Quarter, one or more Generic Products shall be commercially available in the Territory. In the event Generic Products have in the aggregate greater than or equal to [...***...] of the total market share for Indiplon in
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
any Fiscal Quarter, the Royalty payable pursuant to Section 7.2 shall be reduced by [...***...]. For the purpose of this Agreement, the term “Fiscal Quarter” shall mean a three (3)-month period commencing on January 1, April 1, July 1 or October 1.
7.5	Third Party Royalty.
     (a) Neurocrine shall be responsible for all payments pursuant to the DOV Agreement.
     (b) [...***...] of Third Party Royalties paid by DSP are creditable against the Royalty payable to Neurocrine hereunder, provided that in no event shall Royalties payable to Neurocrine be reduced by more than [...***...], and provided further that in no event shall the Royalty paid to Neurocrine by DSP be less than [...***...].
7.6 Term of Royalty. Royalties shall be payable on a Product by Product basis until the later of (i) the date when the last remaining Valid Claim within the Neurocrine Patent Rights, which would be infringed by the sale of the Product in the Territory but for the license granted hereunder, expires, lapses, or is adjudicated, admitted, or declared invalid or unenforceable or (ii) [...***...] years following the First Commercial Sale of the Product in the Territory. Upon the expiration of DSP’s final remaining obligation to pay Royalties to Neurocrine hereunder with respect to a Product in the Territory, DSP shall have a fully paid, irrevocable, non-exclusive and unrestricted license under the Neurocrine Technology to make, have made, use, develop, sell, have sold, and offer to sell and import the Product in the Territory.
7.7 Milestones and Bonus Payments. In consideration for the license and rights granted by Neurocrine to DSP hereunder, DSP shall make the following one-time payments within thirty (30) days of the first occurrence of the following events with respect to the IR Product:

Milestone Event	Payment
Last to occur of (i) [...***...] and
(ii) [...***...]	[...***...]
Initiation of [...***...] in the Territory	[...***...]
Regulatory Filing (Iyakuhin-Shonin-Shinsei) in the Territory	[...***...]
Regulatory Approval in Territory	[...***...]

Bonus Event	Payment
Annual Net Sales of Products in Fiscal Year in Territory
equal to or greater than [...***...]	[...***...]
Annual Net Sales of Products in Fiscal Year in Territory
equal to or greater than [...***...]	[...***...]
Annual Net Sales of Products in Fiscal Year in Territory
equal to or greater than [...***...]	[...***...]
7.8	Reports and Payments.
     (a) Cumulative Royalties. The obligation to pay Royalties under this Article Seven shall be imposed only once (i) with respect to any sale of the same unit of any Product and (ii) with respect to a single unit of any Product regardless of how many Valid Claims of Neurocrine Patent Rights would, but for this Agreement, be infringed by the making, using or selling of such Products.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
     (b) Statements and Payments. DSP shall deliver to Neurocrine within sixty (60) days after the end of each Fiscal Quarter (as defined in Section 7.4), a report certified by DSP as accurate to the best of its ability based on information then available to DSP, setting forth for such Fiscal Quarter the following information on a Product by Product basis: (i) Net Sales of Products, (ii) the basis for any adjustments to the Royalty payable for the sale of Products and (iii) the Royalty due hereunder for the sale of Products. The total Royalty due for the sale of Products during a Fiscal Quarter shall be remitted at the time such report is made.
     (c) Taxes and Withholding. Withholding tax, if levied in Japan on any payments made hereunder (including, without limitation, fees, Royalties and Milestones), shall be borne by Neurocrine. To the extent Neurocrine does not make provision for payment of such taxes, they may be deducted by DSP from the payment and paid by DSP to the appropriate tax authorities on Neurocrine’s behalf. DSP shall provide Neurocrine with copies of all official receipts for such payments. Except as set forth above, payments under this Agreement shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law or regulations. If the paying Party is so required to deduct or withhold, such Party shall (i) promptly notify the other Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, (iii) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to the authorities. In case the other Party cannot take a full credit against its tax liability for the withholding tax deducted or withheld by the paying Party, then such other Party may propose a change to the then current arrangement with respect to the flow of moneys under this Agreement in order to reduce or eliminate the extra cost for any Party and the Parties, with no obligation as to outcome, shall discuss such proposal in good faith.
     (d) Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales shall be translated into United States dollars in accordance with the average daily closing exchange rate for Yen to Dollars as published in the Wall Street Journal over all trading days inclusive in the Net Sales payment period. At DSP’s request, Neurocrine will calculate the applicable rate of exchange each Fiscal Quarter and provide the calculation to DSP along with supporting data and information. If governmental regulations prevent remittances from the Territory with respect to sales made in the Territory, the Royalties shall continue to accrue but the obligation of DSP to pay Royalties on sales in the Territory shall be delayed until such remittances are possible. Neurocrine shall have the right, upon giving written notice to DSP, to receive payment in that country in local currency.
     (e) Maintenance of Records; Audit. For a period of four (4) Fiscal Years (as defined in Section 7.2(a)) after the end of the relevant Fiscal Year of DSP, DSP shall maintain and shall cause its Affiliates and sublicensees to maintain complete and accurate books and records in connection with the sale of Products hereunder, as necessary to allow the accurate calculation of Royalties due hereunder including any records required to calculate any Royalty adjustments hereunder. Once per Fiscal Year, Neurocrine (and/or its licensors of technology included within the Neurocrine Technology) shall have the right to engage an independent accounting firm reasonably acceptable to DSP, at Neurocrine’s expense, which shall have the right to examine in confidence the relevant DSP records as may be reasonably necessary to determine and/or verify the amount of Royalty payments due hereunder. Such examination shall be conducted during DSP’s normal business hours, after at least thirty (30) days prior

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
written notice to DSP and shall take place at the DSP facility(ies) where such records are maintained. In the event there was an under-payment by DSP hereunder, DSP shall promptly (but in no event later than thirty (30) days after DSP’s receipt of the independent auditor’s report) make payment to Neurocrine of any short-fall unless DSP reasonably disputes such auditor’s findings. In the event that there was an over-payment by DSP hereunder, DSP may credit the excess amount against future payments due to Neurocrine hereunder unless Neurocrine reasonably disputes such auditor’s findings. In case of dispute on auditor’s findings, DSP’s auditors and Neurocrine’s auditors shall be required to resolve the matter in accordance with generally accepted accounting principles in the Territory within thirty (30) days after the complaining Party notifies the other Party that it disputes such findings (which notice shall be made no later than thirty (30) days after the complaining Party’s receipt of such report). In the event any payment by DSP shall prove to have been incorrect by more than five percent (5%) to Neurocrine’s detriment, DSP shall pay the reasonable fees and costs of Neurocrine’s or its licensor’s independent auditor for conducting such audit. In connection with any such audit, the auditor shall be permitted to report to the auditing Party only as to the accuracy of the audited Party’s payment reports and compliance with its payment obligations hereunder (provided that the auditor shall be required to provide such report to the audited Party simultaneously). Each Party agrees that the information set forth in (a) the reports required by Section 7.8(b), and (b) the records subject to audit under this Section 7.8(e), (i) shall be the Confidential Information of DSP subject to the confidentiality restrictions set forth in Article Eight hereof and maintained in confidence by Neurocrine, its licensors as applicable and the independent accounting firm; (ii) shall not be used by Neurocrine, its licensors as applicable or such accounting firm for any purpose other than verification of the performance by DSP of its payment obligations hereunder; and (iii) shall not be disclosed by Neurocrine, its licensors as applicable or such accounting firm to any other Person.
7.9 Neurocrine FTE Costs. Neurocrine personnel devoted to Development assistance (Section 5.2(d)), manufacturing activities (Sections 6.2 and 6.3), and technology transfer (Section 6.7) shall be billed to DSP at a rate of [...***...] per Neurocrine employee full time equivalent.
7.10 Audit of Neurocrine. For a period of four (4) years after the end of the relevant fiscal year starting on January 1, Neurocrine shall maintain complete and accurate books and records in connection with amounts invoiced by Neurocrine to DSP hereunder pursuant to Article Six, Article Nine, or Section 7.9, as necessary to allow the accurate calculation of payments due hereunder. Once per fiscal year of Neurocrine, DSP shall have the right to engage an independent accounting firm reasonably acceptable to Neurocrine, at DSP’s expense, which shall have the right to examine in confidence the relevant Neurocrine records as may be reasonably necessary to determine and/or verify the payments due hereunder. Such examination shall be conducted during Neurocrine’s normal business hours, after at least thirty (30) days prior written notice to Neurocrine and shall take place at the Neurocrine facility(ies) where such records are maintained. In the event any Neurocrine invoices were determined to have understated amounts due from DSP, DSP shall promptly (but in no event later than thirty (30) days after DSP’s receipt of the independent auditor’s report) make payment to Neurocrine of any short-fall unless DSP reasonably disputes such auditor’s findings. In the event that there was an over-payment by DSP hereunder, DSP may credit the excess amount against future payments due to Neurocrine hereunder unless Neurocrine reasonably disputes such auditor’s findings. In case of dispute on auditor’s findings, DSP’s auditors and Neurocrine’s auditors shall be required to resolve the matter in accordance with generally accepted accounting principles within thirty (30) days after the complaining Party notifies the other Party that it disputes such findings (which notice shall be made no later than thirty (30) days after the complaining
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Party’s receipt of such report. In the event any invoice by Neurocrine shall prove to have been incorrect by more than five percent (5%) to DSP’s detriment, Neurocrine shall pay the reasonable fees and costs of the independent auditor for conducting such audit. In connection with any such audit, the auditor shall be permitted to report to the auditing Party only as to the accuracy of the audited Party’s payment reports and compliance with its payment obligations hereunder (provided that the auditor shall be required to provide such report to the audited Party simultaneously). Each Party agrees that the records subject to audit under this Section 7.10 shall be the Confidential Information of Neurocrine subject to the confidentiality restrictions set forth in Article Eight hereof and maintained in confidence by the independent accounting firm.
ARTICLE EIGHT
CONFIDENTIALITY, PUBLICATION AND
PUBLIC ANNOUNCEMENTS
8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, each Party (the “Receiving Party”), receiving hereunder any information designated hereunder as Confidential Information of the other Party or information of the other Party marked “Confidential” (in either case, the “Disclosing Party”), shall keep such information confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement except, to the extent that it can be established:
(i) by the Receiving Party that the Confidential Information was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;
(ii) by the Receiving Party that the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(iii) by the Receiving Party that the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the Receiving Party in breach of this confidentiality obligation;
(iv) by the Receiving Party that the Confidential Information was disclosed to that Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
(v) by the Receiving Party that the Confidential Information was independently discovered or developed by the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.
8.2 Authorized Disclosure.
     (a) Each Party. Each Party may disclose Confidential Information owned or Controlled by the other Party to the extent such disclosure is reasonably necessary to:
(i) file or prosecute patent applications claiming inventions included within the Neurocrine Technology or DSP Technology,
(ii) prosecute or defend litigation,

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(iii) submit the Regulatory Filings to the Regulatory Authorities,
(iv) exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein, and
(v) comply with applicable governmental laws and regulations.
     In the event the Receiving Party deems it necessary to disclose pursuant to this Section 8.2(a), Confidential Information owned or Controlled by the Disclosing Party, the Receiving Party shall to the extent possible give reasonable advance notice of such disclosure to the Disclosing Party to enable the Disclosing Party to take reasonable measures to ensure confidential treatment of such information.
     (b) Use. DSP shall have the right to use Neurocrine Confidential Information in the conduct of the DSP Development Program and in Development and Commercialization of Products in the Territory. Neurocrine shall have the right to use DSP Confidential Information in the conduct of the Neurocrine Development Program and in Development and Commercialization of Products in Rest of World.
     (c) Neurocrine’s Licensors. DSP acknowledges that Neurocrine has certain reporting obligations to DOV Pharmaceutical, Inc. of technology included in the Neurocrine Technology and hereby consents to the disclosure of Confidential Information as required under the DOV Agreement. DSP shall cooperate with Neurocrine and make available to Neurocrine any information so required by the DOV Agreement.
8.3 Publications. Each Party shall submit to the other Party for review and comment, all proposed academic, scientific and medical publications relating to Products which in the reasonable opinion of the submitting Party may negatively affect Development and/or Commercialization of Products in the Territory or the Rest of World, as the case may be, and the submitted Party shall review such proposed publications with a view to preservation of exclusive Patent Rights and/or to determining whether Confidential Information should be modified or deleted and/or to determining impact on the Development in the Territory or Rest of World, as the case may be. The submitted Party shall have no less than thirty (30) days and no more than forty-five (45) days to review each proposed publication. Such period may be further extended or shortened by mutual agreement of the Parties. The submitting Party shall take the submitted Party’s comments if any into due consideration. The foregoing shall not apply to any publications required by law provided that to the extent practical the relevant Party will give prior written notice to the other Party.
8.4 Filings. The Parties shall consult with one another and agree on the provisions of this Agreement to be redacted in any filings with the United States Securities and Exchange Commission or as otherwise required by law or regulation. Notwithstanding the foregoing, each Party may disclose terms of this Agreement or events arising from the Development Program to the extent necessary to comply with the United States Securities and Exchange Commission, the Japanese Securities and Exchange Law or as otherwise required by other applicable law or regulation.
ARTICLE NINE
INTELLECTUAL PROPERTY

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
9.1 Patent Prosecution of the Licensed Patent Rights.
     (a) Direction. During the term of this Agreement, Neurocrine shall direct counsel reasonably acceptable to DSP to prosecute and maintain all patents and/or patent applications included within the Neurocrine Patent Rights in the Territory. Neurocrine shall regularly consult with DSP and shall keep DSP and/or its designated patent officers and counsel advised of the status of patent matters in the Territory. DSP shall have the right to comment upon all patent filings, prosecution and/or maintenance relating to the Neurocrine Patent Rights in the Territory, and Neurocrine shall take DSP’s comments if any into due consideration. Neurocrine shall register the DSP’s license of the Neurocrine Patent Rights at the Japan Patent Office pursuant to Section 9.6 and shall furnish copies of relevant patent-related documents for the Territory to DSP in a timely fashion to enable DSP to review and comment.
     (b) Expenses. All expenses in connection with prosecution and maintenance of the Neurocrine Patent Rights in the Territory incurred after Neurocrine registers the DSP’s license of the Neurocrine Patent Rights at the Japan Patent Office under Section 9.6 shall be borne by DSP, provided that Neurocrine shall bear the expenses in connection with the Neurocrine Patent Rights in the Territory incurred for the purpose of filing, prosecution and/or maintenance of the Neurocrine Patent Rights in the Rest of World. All the other expenses relating to the Neurocrine Patent Rights shall be borne by Neurocrine unless otherwise provided for in this Agreement.
9.2 Patent Infringement of the Licensed Patent Rights. Neurocrine may, but shall not be obligated to, elect to take a lawsuit for infringement upon the Neurocrine Patent Rights in the Territory against Third Parties and to defend the Neurocrine Patent Rights against any challenges in the Territory. In the event Neurocrine so elect, Neurocrine shall determine the strategy and proceed with the lawsuit at its own expense, and DSP shall reasonably assist and cooperate with Neurocrine in any such lawsuit or defense, if necessary in the Territory in the reasonable opinion of DSP. Any damages and recoveries paid by such Third Party to the Parties as a result of any such action initiated after the Effective Date with respect to the Territory shall be allocated first to all reasonable costs and expenses (including attorneys’ fees) incurred by Neurocrine and then all reasonable costs and expenses (including attorneys’ fees) if any, incurred by DSP and the remainder shall be shared equally by DSP and Neurocrine. In the event Neurocrine does not elect to do so, DSP may determine the strategy and proceed with the lawsuit, and Neurocrine shall, at DSP’s expense, reasonably assist and cooperate with DSP in any such lawsuit or defense, if necessary in the Territory in the reasonable opinion of DSP. Any damages and recoveries paid by such Third Party shall be [...***...].
9.3 Third Party Actions.
     (a) Neurocrine Patent Rights. Neurocrine shall defend any action naming Neurocrine, or Neurocrine and DSP, in which there are claims or counterclaims that challenge in any way the validity or enforceability of the Neurocrine Patent Rights in the Territory by reason of infringement of any Third Party Patent Right through the making, having made, using, developing, selling or having sold Indiplon or Products in the Territory (“Neurocrine Patent Right Claims”). In the event any action naming Neurocrine and DSP does not relate in any way to the validity or enforceability of the Neurocrine Patent Rights in the Territory but relates to the making, having made, using, developing, selling or having sold of Products in the Territory (“DSP Claims”), Neurocrine shall be responsible for strategy and defense of the Neurocrine Patent Right Claims and DSP shall be responsible for strategy and defense of the DSP Claims. The Parties shall confer with each other and cooperate during the defense of any action in which both Neurocrine and DSP are named parties. DSP shall assist and cooperate with
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Neurocrine in the defense of Neurocrine Patent Right Claims and if Neurocrine finds it necessary or desirable to have DSP join as a party, DSP shall execute all papers or perform such other acts as may reasonably be required by Neurocrine. Neurocrine shall assist and cooperate with DSP in the defense of DSP Claims and if DSP finds it necessary or desirable to have Neurocrine join as a party, Neurocrine shall execute all papers or perform such other acts as may reasonably be required by DSP. Neurocrine and DSP shall each be responsible for fifty percent (50%) of the total costs and expenses (including attorneys’ fees) and damages incurred by the Parties collectively in any action hereunder in so far as they relate to the Neurocrine Patent Right Claims and DSP shall bear all costs and expenses (including attorneys’ fees) and damages incurred in any action hereunder in so far as they related to the DSP Claims.
     (b) DSP Claims. DSP shall defend any action which names DSP in which there are DSP Claims and no Neurocrine Patent Right Claims. If necessary and at DSP’s expense, Neurocrine shall assist and cooperate with DSP in any such defense. DSP shall bear all costs and expenses (including attorneys’ fees) and all damages and settlement amounts arising out of or in connection with any such action.
9.4 New Inventions. Intellectual property rights regarding any invention which consists of the making, using or selling of Indiplon or Products (including but not limited to formulations, manufacturing processes, compositions, and uses) made by either Party during the term of this Agreement shall be solely owned by such Party, and the other Party shall have no rights in or to such invention other than those rights specifically granted to such other Party hereunder. Subject to Section 9.1, the Party who made the invention shall have the right to prosecute and maintain, in its sole discretion and at its own expenses, all patent application or patent regarding such invention in any country in the world.
9.5 Notice. Each Party shall promptly notify the other upon becoming aware of (i) any Third Party claim or action against DSP and/or Neurocrine for infringement of Third Party Patent Rights through the making, having made, using, developing, selling or having sold Indiplon or Products or (ii) any Third Party infringement of the Neurocrine Technology or DSP Technology.
9.6 Registration of License. With respect to the licenses under Patent Rights and Neurocrine Trademarks granted to either Party (the “Licensed Party”) by the other party (the “Licensing Party”) under Article Three, the Licensing Party agrees that the Licensed Party may, if available, register such licenses with the patent offices of any country in which the Licensed Party is granted such licenses. The Licensed Party shall, at its expense, prepare and deliver to the Licensing Party such instruments and other documents necessary and in proper form for such registration. The Licensing Party shall execute and return to the Licensed Party such appropriate instruments and documents within thirty (30) days from the receipt thereof. The Licensed Party shall bear all expenses of any registrations under this Section 9.6.
9.7 Settlements. Neither Party shall enter into any settlement with respect to any action under Section 9.2 or 9.3 without the written consent of the other Party to the extent such settlement would materially adversely affect the other Party’s entitlements, rights or obligations under this Agreement.
9.8 No Warranty. Subject to Section 2.1(e) Neurocrine does not warrant that the right to the Neurocrine Patent Rights and/or the Neurocrine Trademarks licensed to DSP hereunder are valid, but warrants that to its knowledge, the Neurocrine Patent Rights and/or the Neurocrine Trademarks do not infringe upon any patent, trademark or other intellectual property right held or to be held by any Third Party in the Territory or

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
performances of DSP (including DSP’s Affiliates, sublicensees and Designees) under this Agreement are free from infringement upon any patent, trademark or other intellectual property right held or to be held by any Third Party in the Territory. Neurocrine shall not be obliged to indemnify DSP (including DSP’s Affiliates, sublicensees and Designees) for any cost, loss or damage caused by invalidity of the Neurocrine Patent Rights and/or the Neurocrine Trademarks or infringement by Indiplon, or the Product upon any patent, trademark or other intellectual property right held by any Third Party.
ARTICLE TEN
INDEMNITY
10.1 Indemnification. Each Party (an “Indemnifying Party”) shall defend, indemnify and hold the other Party (the “Indemnified Party”) harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees) and expense arising out of any Third Party claim against the Indemnified Party based on the Development and/or Commercialization of Products by the Indemnifying Party, any of its Affiliates and/or its sublicensees, other than those arising out of a Third Party claim of infringement of a Patent Right of a Third Party through the making, using or selling of Products or Indiplon by DSP, any of its Affiliates and/or its sublicensees as provided for in Section 9.3, provided, however, in case the Indemnified Party receives notice of a claim for which indemnification may be sought, the Indemnified Party shall promptly inform the Indemnifying Party of such notice. Notwithstanding the foregoing, a Party shall not be entitled to indemnification under this Section 10.1 against any claim to the extent resulting from such Party’s negligence or misconduct or breach of this Agreement.
10.2 Indemnification Procedure. In the event the Indemnified Party shall inform the Indemnifying Party of the notice set forth in Section 10.1 above, the Parties shall, subject to the provisions of Article Nine with respect to patent related claims, decide how to respond to the claim and how to handle the claim in an efficient manner. The Indemnified Party shall render all reasonable assistance to the Indemnifying Party, provided that all costs of such assistance shall be borne solely by the Indemnifying Party. The Indemnifying Party shall have the right to control the defense and settlement of the claim. No claim that is subject to indemnification under this Article Ten shall be settled or otherwise compromised other than by the Indemnifying Party, and then only with the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement or compromise of any such claim, which settlement or compromise either (a) imposes on the Indemnified Party any material liability or obligation which cannot be assumed and performed in full by the Indemnifying Party, or (b) materially adversely affects the Indemnified Party.
10.3 Insurance. DSP shall name Neurocrine and DOV Pharmaceutical, Inc. as additional insureds on its product liability insurance. DSP shall supply Neurocrine with evidence of such coverage and during the term of this Agreement, DSP shall inform Neurocrine of any modifications to such coverages.
ARTICLE ELEVEN
TERM AND TERMINATION

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
11.1 Term. Unless earlier terminated by mutual agreement of the Parties or pursuant to the provisions of this Article Eleven, this Agreement shall continue in full force and effect until the final obligation to pay Royalties with respect to the sale of such Products in the Territory expires as provided in Section 7.6 hereof.
11.2 Termination of Product Development. Should DSP prior to the First Commercial Sale of a Product (a) elect to terminate at its discretion all Development in the Territory, or (b) completely abandon all efforts towards its Development for a period of greater than six (6) months for any reason other than those beyond DSP’s control, this Agreement shall terminate and the provisions of Section 11.4 (i)-(vi) shall apply.
11.3 Default. The non-Defaulting Parties shall have the rights set forth below upon Default by the other Party, which Default remains uncured for thirty (30) days in the case of nonpayment of any amount due and sixty (60) days for all other Defaults, each measured from the date written notice of such Default is given to the Defaulting Party, or, if such Default is not capable of remedy within such sixty (60) day period and the Defaulting Party uses diligent good faith efforts to cure such Default, ninety (90) days after written notice to the Defaulting Party. Notwithstanding the foregoing, termination of this Agreement shall not go into effect if the allegedly Defaulting Party has commenced dispute resolution proceedings in good faith pursuant to Section 12.1 (in which event, such termination shall not become effective unless there has been a final mutually agreed resolution by the Parties or final decision of the arbitrator in favor of the Party alleging Default that the other Party has Defaulted).
     (a) Neurocrine. Upon Default by Neurocrine, in addition to any other remedies available to DSP at law or in equity, DSP may terminate this Agreement.
     (b) DSP. Upon Default by DSP, in addition to any other remedies available to Neurocrine at law or in equity, Neurocrine may terminate this Agreement and the provisions of Section 11.4(i)-(vi) shall apply. In the event DSP, any of DSP’s Affiliates, sublicensee or Designees takes, or assists any Third Party in taking, any action to challenge or contest the title or validity of the Neurocrine Patent Rights, such action shall be a Default by DSP under this Agreement and Neurocrine may terminate this Agreement.
11.4 Termination of Agreement. DSP may terminate this Agreement at any time for any reason upon one hundred eighty (180) days prior written notice to Neurocrine. In the event of termination of this Agreement pursuant to Section 11.2, 11.3(b) or this Section 11.4:
(i) all licenses granted by Neurocrine to DSP herein shall revert to Neurocrine;
(ii) DSP shall pay to Neurocrine a termination fee equal to any FTE funding amounts set forth in Section 7.9 not paid as of the date of termination;
(iii) DSP shall provide to Neurocrine (or at Neurocrine’s request, destroy) all remaining Product drug supplies and disclose to Neurocrine all material research, non-clinical and clinical data on Products generated prior to the date of termination of this Agreement and Neurocrine shall thereafter have the unrestricted right to use such data and information;

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(iv) DSP shall assign to Neurocrine all Regulatory Filings relating to Products in the Territory, if assignment is permitted by applicable Regulatory Authorities;
(v) DSP shall grant to Neurocrine a perpetual, irrevocable, non-exclusive, royalty-free, worldwide license with the right to sublicense and assign under the then-existing DSP Technology to make, have made, use, develop, import, market, offer for sale and sell Products in the Field of Use;
(vi) DSP shall promptly provide to Neurocrine any other materials, reagents, information, contracts etc. DSP owns or Controls and are reasonably required to allow Neurocrine to continue the research, Development and Commercialization of Products in the Territory with minimal delay.
11.5 Bankruptcy. Each Party may, in addition to any other remedies available to it by law or in equity, exercise the rights set forth below by written notice to the other Party (the “Insolvent Party”), in the event the Insolvent Party shall have become insolvent or bankrupt, or shall cease conducting business in the ordinary course, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. All rights and licenses granted under or pursuant to this Agreement by Neurocrine and DSP are, and shall otherwise be deemed to be, for purposes of Section 365 (n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code if applicable. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession, shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the other Party.
     (a) Neurocrine. In the event Neurocrine shall be an Insolvent Party, DSP may terminate this Agreement or keep this Agreement in full force and effect and retain all licenses granted by Neurocrine to DSP herein to make, have made, use, develop, import, market, offer for sale, sell and have sold Indiplon or Products in the Field of Use in the Territory, subject to the payment to Neurocrine of the license fees, Milestones and Royalties set forth above.
     (b) DSP. In the event DSP shall be an Insolvent Party, Neurocrine may, to the extent permitted by applicable law, terminate this Agreement and the provisions of Section 11.2 shall apply.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
11.6 Liabilities. Termination of this Agreement shall not release either Party from any obligation or liability which shall have accrued at the time of termination, or preclude either Party from pursuing all rights at law and in equity with respect to any Default under this Agreement. Notwithstanding the foregoing, neither Party shall be liable for punitive, exemplary or consequential damages incurred by the other Party arising out of any Default under this Agreement.
11.7 Disclaimer. WITH RESPECT TO ANY DATA, INFORMATION OR INTELLECTUAL PROPERTY THAT EITHER PARTY BECOMES OBLIGATED TO TRANSFER TO THE OTHER UNDER THIS ARTICLE ELEVEN, THE TRANSFERING PARTY MAKES NO REPRESENTATIONS AND EXPRESSLY DISCLAIMS AND MAKES NO WARRANTIES OF ANY KIND, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT ANY SUCH INFORMATION, DATA OR INTELLECTUAL PROPERTY IS ACCURATE OR COMPLETE OR CAN BE USED BY THE RECEIVING PARTY WITHOUT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
ARTICLE TWELVE
MISCELLANEOUS
     12.1 Disputes. Other than matters for decision by the Steering Committee, for which Section 4.4 shall apply, if the Parties are unable to resolve a dispute relating to this Agreement or the Collaboration between them informally, DSP and/or Neurocrine, by written notice to the other, may have such dispute referred to their respective executive officers designated for attempted resolution by good faith negotiations:

For DSP:	President or other Executive Officer of DSP

For Neurocrine:	Chief Executive Officer of Neurocrine
Any such dispute shall be submitted to the above-designated officers no later than thirty (30) days following such request by either DSP or Neurocrine. In the event the designated executive officers are not able to resolve any such dispute within sixty (60) days after submission of the dispute to such executive officers, such dispute shall be settled by arbitration in Osaka, Japan if initiated by Neurocrine, or in San Diego, California, USA if initiated by DSP, in accordance with the Rules of Arbitration of the International Chamber of Commerce. The language to be used in the arbitration shall be English. The award thereof shall be final and binding upon the Parties and may be entered into by any court of competent jurisdiction. All negotiations pursuant to this Section 12.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.
12.2 Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party, except for (a) assignment by operation of law in connection with a merger of a Party with or into another Person and (b) assignment by a Party to another Person who acquires or otherwise succeeds to all or substantially all of the assets relating to the pharmaceutical

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
business of such Party, and in the cases of (a) and (b) above, the assigning Party shall promptly provide a written notice to the other Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to mean the name of such Party’s successor(s) or permitted assign(s). Any assignment not in accordance with this Section 12.2 shall be void.
12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.4 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay, attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to use its Commercially Reasonable Efforts to cure such cause.
12.5 Correspondence and Notices
     (a) Ordinary Notices. Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile transmission (receipt verified), or mailed by airmail to the employee or representative of the other Party who is designated by such other Party to receive such written communication.
     (b) Extraordinary Notices. Extraordinary notices and other communications hereunder (including, without limitation, any notice of Force Majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified airmail (return receipt requested), postage prepaid, or sent by internationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):
All correspondence to DSP shall be addressed as follows:
Dainippon Sumitomo Pharma Co., Ltd.
33-94 Enoki-cho, Suita, Osaka 564-0053
Japan
Attention: Director, Licensing
Facsimile Number: +81-6-6368-1573
All correspondence to Neurocrine shall be addressed as follows:
Neurocrine Biosciences, Inc.
12790 El Camino Real
San Diego
California
U.S.A.
92130
Attention: Business Development
Facsimile Number: +1-858-617-7605

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
cc: General Counsel and Secretary
Facsimile Number: +1-858-777-3488
12.6 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
12.7 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.
12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.
12.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
12.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York (without regard to conflict of law principles).
12.11 Severability. In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law unless doing so would have the effect of materially altering the right and obligations of the Parties, in which event this Agreement shall terminate and all the rights and obligations granted to the Parties hereunder shall cease and be of no further force and effect.
12.12 Entire Agreement of the Parties. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and terminates and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements except the Confidential Disclosure Agreement dated October 6, 2006, whether oral or written, between the Parties respecting the subject matter hereof and thereof.
12.13 Independent Contractors. The relationship between DSP and Neurocrine created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.
12.14 No Trademark Rights. Expect as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Neurocrine Biosciences” “Dainippon Sumitomo Pharma Co., Ltd.” or any other trade name or trademark of the other Party or any of its Affiliates in connection with the performance of this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
12.15 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement, including, without limitation, those obligations set forth in Articles Eight, Ten, Eleven and Twelve and Sections 7.8(e), 7.10, 9.2, 9.3, 9.4 and 9.8 hereof.
12.16 Export. Notwithstanding anything to the contrary set forth herein, all obligations of Neurocrine and DSP are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable and to obtaining all necessary approvals required by applicable agencies of the governments of the United States and foreign jurisdictions. Neurocrine and DSP shall co-operate with one another and provide assistance to one another as reasonably necessary to obtain any required approvals.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
     IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

Dainippon Sumitomo Pharma Co., Ltd.

/s/ Kenjiro Miyatake
By: Kenjiro Miyatake

Title: President

Neurocrine Biosciences, Inc.

/s/ Gary A. Lyons
By: Gary A. Lyons

Title: President and Chief Executive Officer

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
EXHIBIT A
Indiplon
[...***...]
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
EXHIBIT B
NEUROCRINE PATENT RIGHTS
[...***...]
*** Confidential Treatment Requested

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
EXHIBIT C
DSP Non-clinical and Formulation Study Plan
[...***...]
*** Confidential Treatment Requested